Exhibit 99.1

SeaWorld Entertainment, Inc. Announces Leadership Changes

--Jack Roddy Joins Company as New Chief Human Resources & Culture Officer, Jill Kermes Promoted to Chief Corporate Affairs Officer --

ORLANDO, Fla., June 14, 2016 -- SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today announced that Jack Roddy has joined the company as the new Chief Human Resources & Culture Officer and Jill Kermes has been promoted to Chief Corporate Affairs Officer.  These appointments are effective June 20, 2016.

Roddy comes to SeaWorld Entertainment from Luxottica, Inc., where he served as senior vice president, human resources, for Luxottica’s Americas business. Prior to that, he was with Starbucks Coffee Company, where he was vice president, U.S. partner resources, and had previously served as director of organization development. He has also served in a variety of senior human resources and organizational development roles for companies including 24 Hour Fitness, Johnson & Johnson, Mercer Delta Consulting, Novations Consulting Group, Accenture and Covey Leadership Center. He is a graduate of Brigham Young University (Hawaii) and has a Masters of Arts from Columbia University. David Hammer, who has served as the company’s Chief Human Resources Officer since 2009, will stay with the company as Chief Administrative Officer through August 31, 2016, to assist during the transition process.

“I welcome Jack to the company. His extensive background in cultural and organization development will be of great value as we focus on engaging our 23,000 employee ambassadors in our mission to create experiences that matter.  Maintaining an active, engaged and motivated employee base is very important to us, and Jack has a proven track record in that regard,” said Joel Manby, President and CEO, SeaWorld Entertainment, Inc. “I also want to thank Dave Hammer for his 35 years of service to the company, including his tireless efforts over the past several years as we built our corporate headquarters in Orlando and transitioned to a publicly traded company.”

Jill Kermes, who previously served as senior corporate affairs officer, oversees the company’s media relations, government affairs and corporate social responsibility efforts. In her new role, she will continue to lead the company’s overall public communications efforts, and will align internal resources with a focus on supporting the needs of the company’s parks and delivering on the new purpose and vision.  She joined the company in November 2013 from the public relations firm Ketchum, where she was a senior vice president for corporate affairs in the agency’s D.C. office.  Prior to that, she served in a variety of senior communications roles, including communications director for Governor Jeb Bush during his second administration.

“Jill has been instrumental in building out the company’s corporate affairs department and overseeing the evolution of our company’s reputational efforts,” Manby said. “I look forward to her continued counsel as we execute on our future plans and increase our advocacy efforts for animals in the wild – in our parks, with our guests and through engagement with policymakers, conservation groups and other constituencies.”

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The company is one of the world’s foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 28,000 animals in need over the last 50 years.

SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld, Busch Gardens® and Sea Rescue®. Over its more than 50-year history, the company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection of over 800 species of animals. The company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the company's press releases, SEC filings and other notices by e-mail by registering at that website.

Investor Relations Inquiries:

Mark Trinske

Vice President of Investor Relations

855-797-8625
Investors@SeaWorld.com

Media Inquiries:

Aimée Jeansonne Becka

Senior Director of Corporate Communications
Aimee.Jeansonne-Becka@SeaWorld.com